Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-208533-06

**PXG DETAILS** $1.034bln Mercedes-Benz Auto Lease Trust (MBALT) 2018-B

Joint Leads: J.P. Morgan (struc), Credit Agricole, Mizuho
Co-Managers: Santander, UniCredit

CL	AMT($MM)	WAL	S&P/F	P.WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX

A-1	234.000	0.28	A-1+/F1+	1-7	06/19	11/19	IntL+5	2.71642	2.71642	100.00000

A-2	345.000	0.88	AAA/AAA	7-15	02/20	12/20	EDSF+20	3.067	3.04	99.99348

A-3	365.000	1.64	AAA/AAA	15-25	12/20	09/21	EDSF+23	3.233	3.21	99.99776

A-4	90.020	2.22	AAA/AAA	25-28	03/21	07/24	IntS+30	3.336	3.31	99.99354

*Deal will not grow

Expected Settle:	11/20/18	Registration:	SEC Registered
First Pay Date:	12/17/18	ERISA Eligible:	Yes
Expected Ratings:	S&P, Fitch	Min Denoms:	$1k x $1k
Ticker:	MBALT 2018-B	Pxing Speed:	100% PPC to Maturity
Expected Pricing:	PRICED	Bill & Deliver:	J.P. Morgan
ABS-15G Filing:	Mon, 11/05/18

CUSIPs
A-1	58769LAA0
A-2	58769LAB8
A-3	58769LAC6
A-4	58769LAD4

Available Information:

* Preliminary Prospectus:	Attached
* Ratings FWP:	Attached
* IntexNet/CDI:	Separate Message
* NetRoadshow.com:	MBALT18B

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.